Exhibit 10.9

SALES/MARKETING AGREEMENT

THIS SALES/MARKETING AGREEMENT (this “Agreement”) dated as of November 17, 2017 (the “Effective Date”), is entered into between AL PHARMA, INC, an Oklahoma corporation (“AL”), with a place of business at 7301 Broadway Extension, Suite 110, Oklahoma City, Oklahoma 73116, SCS NATIONAL, LLC, an Oklahoma limited liability company with a mailing address of P.O. Box 54606, Oklahoma City, OK 73154 (“SCS”), DRY CREEK PROJECT, LLC with a mailing address of 5105 108th Ave., SE, Noble, OK 73068 (“DCP”), and ETON PHARMACEUTICALS, INC., a Delaware corporation (“Eton”), with a place of business at 21925 Field Pkwy, Suite 235, Deer Park, Illinois 60010. The parties hereby agree as follows:

1.          Definitions. For the purposes of this Agreement, the following terms shall have the respective meanings set forth below and grammatical variations of such terms shall have corresponding meanings:

1.1           “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, more than fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.2           “AL IP Rights” shall mean, collectively, the AL Patent Rights and the AL Know-How Rights.

1.3           “AL Know-How Rights” shall mean all trade secret and other know-how rights in the Territory, in which AL or its Affiliates heretofore or hereafter during the term of this Agreement has an ownership or (sub) licensable interest, in and to the Technology.

1.4           “AL Patent Rights” shall mean (a) all patents and patent applications in the Territory that claim or cover the Technology in which AL or its Affiliates heretofore or hereafter during the term of this Agreement has an ownership or (sub)licensable interest, (b) all divisions, continuations, continuations-in-part, that claim priority to, or common priority with, the patent applications described in clause (a) above or the patent applications that resulted in the patents described in clause (a) above, and (c) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility models, design patents and certificates of invention, together with any reissues, reexaminations, renewals, extensions or additions thereto.

1.5           “ANDA” shall mean an Abbreviated New Drug Application, or similar application for marketing approval of a Product submitted to the FDA.

1.6           “CMO” – the contract manufacturing organization designated by Eton who shall manufacture the Product for Eton.

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1.7           “Commercialize” or “Commercialization” means those activities relating to the manufacturing, having manufactured, promotion, marketing, distribution, importation, offering to sell and/or sale of Licensed Products.

1.8           “Commercially Reasonable Efforts” means, with respect to specific tasks or activities conducted under this Agreement, the level of efforts and resources commonly used in the diagnostics, pharmaceutical and medical device industry, as applicable, to conduct such tasks or activities with respect to products at a similar stage (to the applicable Licensed Product) in its product life and of similar market potential, based on information and conditions then-prevailing, in each case, by a similarly situated pharmaceutical company.

1.9           “FDA” shall mean the Food and Drug Administration of the United States or any successor thereto.

1.10         “First Commercial Sale” shall mean, with respect to any Product, the first sale of such Product after all applicable marketing and pricing approvals (if any) have been granted by the FDA.

1.11         “Gross Profits” shall mean Net Sales less all product costs incurred by Eton, including but not limited to transfer price, manufacturing fees, API expenses, and shipping costs.

1.12         “Insignia” shall mean trademarks, trade names, logos, symbols, badges, labels, decorative designs, packaging designs or similar trade dress.

1.13         “NDA” shall mean a New Drug Application, or similar application for marketing approval of a Product submitted to the FDA.

1.14         “Net Sales” shall mean the gross sales price of Products invoiced with respect to sales of the Product by Eton, an Affiliate (but excluding sales by Eton to customers who are Affiliates unless such Affiliates are the end users of such Product less (a) credits, allowances, returns, discounts and rebates to, and chargebacks from the account of, such customers; (b) freight and insurance costs in transporting Products; (c) cash, quantity and trade discounts, rebates and other price reductions for Products; (d) sales, use, value-added and other direct taxes; and (e) customs duties, tariffs, surcharges and other governmental charges incurred in exporting or importing Products.

1.15         “Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group of any of the foregoing.

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1.16         “Product” shall mean any product, in any form or formulation for injectable administration, containing ***.

1.17         “Product Profits” shall mean Gross Profits, less litigation expenses, if any; pharmacovigilance and REMS expenses, if any; recall related expenses, if any; PDUFA/GDUFA fees or any other registration and regulatory fees; and 5% of Net Sales for SG&A costs, up to a maximum of $2 million per calendar year.

1.18         “Registration” shall mean any registration, license, permit or governmental approval or clearance necessary for the purchase, distribution, promotion, marketing or sale of a product.

1.19         “Technology” shall mean, collectively, all forms and formulations comprising ***, all methods of manufacture or use thereof, and all data, information, compositions and other technology (including formulae, procedures, protocols, techniques and results of experimentation and testing) which are necessary or useful to make, use, sell, offer for sale, import, develop, seek regulatory approval, market, commercialize or otherwise exploit the foregoing.

1.20         “Territory” shall mean collectively all the territories and possessions of the United States of America.

1.21         “Third Party” shall mean any Person other than Eton, AL or their respective Affiliates.

2.          Grant of Rights. Subject to the terms and conditions of this Agreement, AL hereby grants to Eton an exclusive right and license under the AL IP Rights to develop, make, have made, use, offer for sale, sell, import, or otherwise exploit, commercialize or dispose of Products in the Territory. Eton may sublicense the AL IP Rights as necessary to any Third Party to manufacture Product; Eton shall obtain the prior written approval of AL to sublicense any AL IP Rights to a Third Party for any other purpose.

3.          Product Development and Registration.

3.1           FDA Submission. AL shall take all reasonably necessary actions to support submission and approval of an NDA or ANDA for Product by performing such development and obtaining such data and information as reasonably necessary therefor at its own expense; provided, however, that AL shall not be responsible for engaging the CMO or the performance of the obligations of the CMO that are necessary to support the submission and approval of the NDA or ANDA for Product, including the manufacture of exhibit batches and the payment of transfer costs, which costs shall be paid by Eton.

***Text has been omitted pursuant to Registrant’s confidential treatment request filed with the Securities and Exchange Commission (“Commission”) pursuant to Rule 406 under the Securities Act of 1933.  The omitted text has been filed separately with the Commission.

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3.2           Other Regulatory Submissions. Other than FDA Registration, Eton shall be responsible for Registration of Product in the Territory. AL agrees to provide advisory assistance when requested from Eton. Eton shall be responsible for payment of all registration and filing costs and fees related to Product. Without limiting anything set forth herein, AL shall reasonably assist, execute such certificates and other instruments and otherwise cooperate with Eton in obtaining any Registrations as necessary to permit the promotion, marketing and sale of the Products in the Territory and comply with all Registration requirements therein. Without limiting the generality of the foregoing, AL shall execute such certificates and other instruments, take such actions and otherwise cooperate as reasonably requested by Eton in connection with all regulatory filings and Registrations for the Products and all contacts with the applicable regulatory authorities in connection therewith.

3.3           Commercialization of Product. Eton shall use commercially reasonable efforts to commercialize Product in the Territory.

4.          Product Manufacture and Supply.

4.1           Eton Manufacture. Eton, by itself or through its CMO, shall manufacture the Product in conformity with the applicable law, requirements and specifications. Any changes to the manufacturing of Product that would require FDA approval must be pre-approved by AL in order that AL may appropriately update the NDA. All manufacturers, including the CMO, shall purchase raw materials and components through vendors approved for the Product by the FDA pursuant to the NDA. Eton shall be responsible for ensuring that each manufacturer, including the CMO, complies with the terms of this Agreement and delivers Product in conformance with the requirements of (a) all applicable law; and (b) current Good Manufacturing Practices (“cGMP”); and (c) this Agreement. Any and all manufacturers manufacturing the Product or any component thereof must have received and continue to maintain satisfactory cGMP inspection status.

4.2           Eton Oversight. Eton shall be wholly responsible for and ensure that CMO complies with all the requirements under this Agreement as if CMO were a party to this Agreement, and expressly acknowledges that any act or omission by CMO, which would constitute a breach of this Agreement, constitutes a breach hereof by Eton.

5.          Product Branding.

5.1           Eton shall label and package all Product in accordance with applicable laws.

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6.          Representations and Warranties; Covenants.

6.1           Representations and Warranties of AL. AL hereby represents and warrants to Eton as follows:

6.1.1           AL is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma.

6.1.2           AL (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of AL, and constitutes a legal, valid, binding obligation, enforceable against AL in accordance with its terms.

6.1.3           All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by AL in connection with this Agreement have been obtained.

6.1.4           The execution and delivery of this Agreement and the performance of AL’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any of its contractual obligation. Neither AL, its (sub)contractors, nor any of its or their officers, directors, employees or consultants, have been debarred by the FDA or other applicable governing health authority (or authorities), under any existing or prior law or regulation.

6.1.5           Neither the Product nor any use thereof violates or infringes upon or misappropriate the intellectual property rights of any Third Party. There is neither pending nor threatened any claim, litigation or proceeding in any way contesting AL’s rights to manufacture or supply the Product or attacking the validity or enforceability of any AL IP Rights related to its manufacturing processes.

6.2           Representations and Warranties of Eton. Eton hereby represents and warrants to AL as follows:

6.2.1           Eton is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

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6.2.2           Eton (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of Eton, and constitutes a legal, valid, binding obligation, enforceable against Eton in accordance with its terms.

6.2.3           All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by Eton in connection with this Agreement have been obtained.

6.2.4           The execution and delivery of this Agreement and the performance of Eton’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of it. Neither Eton, its (sub)contractors, nor any of its or their officers, directors, employees or consultants, have been debarred by the FDA or other applicable governing health authority (or authorities), under any existing or prior law or regulation.

6.2.5           Eton shall manufacture, store and supply the Product in conformity with, and otherwise perform its obligations hereunder in accordance with all applicable laws (including cGMP and all applicable FDA regulatory requirements), this Agreement and generally accepted professional standards

6.3           Product Warranties. Eton covenants and warrants that (a) the Product shall be free from defect in workmanship and materials; (b) the Product shall meet all required specifications; and (c) upon delivery of a Product and during such time as such Product was under Eton’s control, the Product shall be in conformity with applicable law, and shall not be adulterated, misbranded, misused, contaminated, tampered with or otherwise altered, mishandled, or subjected to negligence. Eton additionally covenants and warrants that the Product supplied hereunder shall only be manufactured using components purchased from vendors approved by the FDA pursuant to the NDA or ANDA.

7.          Financial Terms

7.1           Profit Share Amount. AL shall receive 100% of the first $1 million of lifetime Product Profit as compensation for previously incurred development costs; thereafter, AL shall receive 25% of all Product Profit, SCS shall receive 12.5% of all Product Profits, and DCP shall receive 12.5% of all Product Profit (collectively the “Profit Shares”), and Eton shall retain the remaining 50% of the Product Profits.

7.1.1           Combination/Bundled Products. In the event that a Product is sold by Eton or its Affiliates in combination with one or more products which is itself not a Product, then Net Sales shall be calculated by multiplying the sales price of such combination sale by the fraction A/(A+B) where A is the fair market value of the Product(s) and B is the fair market value of the other product(s) in the combination sale, each as reasonably determined by Eton.

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7.2           Reports and Remittance Payments. Within thirty (30) days after the end of each calendar quarter, Eton shall deliver to each of AL, SCS, and DCP a report showing for such calendar quarter in reasonably specific detail the calculation of the Profit Share amount payable. Eton shall remit the total payments due during such calendar quarter at the time such report is made. No such reports or payments shall be due for any Product before the First Commercial Sale of such Product. With respect to amounts received in United States dollars, all amounts shall be expressed in United States dollars.

7.3           Payment Provisions.

7.3.1           Payment Terms. The compensation due AL, SCS, and DCP as provided in Section 7.1 shown to have accrued by each report provided for under Section 7.2 shall be due and paid on the date such report is due. Payment of any Compensation Payments may be made in whole or in part in advance of such due date.

7.3.2           Withholding Taxes. Eton shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts payable by Eton or its Affiliates, or any taxes required to be withheld by Eton or its Affiliates, to the extent Eton or its Affiliates pay to the appropriate governmental authority on behalf of AL, SCS, or DCP, such taxes, levies or charges. Eton shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of AL, SCS, or DCP, by Eton or its Affiliates. Eton promptly shall deliver to AL, SCS, and DCP proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

7.4           Audits. Eton and its Affiliates shall keep complete and accurate records of the underlying revenue and expense data relating to the calculations of Product Profits and payments required under this Agreement for three (3) years from the end of the calendar quarter in which the Profit Shares were accrued. Upon the written request of AL, SCS, or DCP, and not more than once in each calendar year, Eton shall permit an independent certified public accounting firm of nationally recognized standing selected by the party requesting the audit and reasonably acceptable to Eton, at the party requesting the audit’s expense, to have access during normal business hours to such of the financial records of Eton as may be reasonably necessary to verify the accuracy of the reports hereunder for the eight (8) calendar quarters immediately prior to the date of such request (other than records for which a party has already conducted an audit under this Section). If such accounting firm concludes that additional amounts were owed during the audited period, Eton shall pay such additional amounts within thirty (30) days after the date the party requesting the audit delivers to Eton such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by the party requesting the audit; provided, however, if the audit discloses that the Profit Share payments due for such period are more than one hundred five percent (105%) of the Profit Share payments actually paid for such period, then Eton shall pay the reasonable fees and expenses charged by such accounting firm. The party requesting the audit shall cause its accounting firm to retain all financial information subject to review under this Section 7.5 in strict confidence; provided, however, that Eton shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with Eton regarding such financial information. The parties shall treat all such financial information as Eton’s confidential information, and shall not disclose such financial information to any Third Party or use it for any purpose other than as specified in this Section 7.4.

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8.          Indemnification and Insurance.

8.1           Indemnification by AL, SCS, and DCP. Each of AL, SCS, and DCP shall severally and not jointly (in proportion to its Pro Rata Share) indemnify, defend and hold harmless Eton, its Affiliates, and its and their respective officers, directors, shareholders, employees, agents and representatives (collectively “Eton Indemnitees”) from any and all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs (collectively, “Losses”) arising from any claim, demand, action or other proceeding by a Third Party, to the extent arising out of or caused by (a) any dispute or claim that AL IT Rights infringe, misappropriate or violate any Third Party’s intellectual property rights; (b) any negligent act or omission, recklessness, willful misconduct or fraud of AL, SCS, DCP, or any of their respective agents, or subcontractors; (c) any breach of any representation or warranty of this Agreement by AL, whether resulting from the conduct of AL, the CMO or otherwise; or (d) any claim of a Third Party that any right granted to Eton under this Agreement is in conflict with any of the rights granted to such Third Party or otherwise infringes, conflicts with, breaches or results in a default under any agreement to which such Third Party is or claims to be entitled. For purposes of this Section 8, “Pro Rata Share” shall mean, with respect to AL: 50%, and with respect to each of SCS and DCP: 25%; and in any event, neither AL, SCS, nor DCP shall ever be required to indemnify Eton for any sum in excess of the aggregate respective Profit Shares payment received by such indemnifying party.

8.2           Indemnification by Eton. Eton shall indemnify, defend and hold harmless AL, SCS, DCP and their Affiliates, and its and their respective officers, directors, shareholders, employees, agents and representatives (collectively “AL Indemnitees”) from any and all Losses arising from any claim, demand, action or other proceeding by a Third Party, to the extent arising out of or caused by (a) any dispute or claim that any of Eton’s marks Insignia or any of their elements, or that the Product, its design or any of its elements, or any Eton manufacturing processes or methods employed or to be employed by or on behalf of Eton or its CMO (other than the AL IT Rights) infringe or violate any Third Party’s intellectual property rights; (b) product liability claims, injury to or death of persons or damage to property that may have been caused, or that may be alleged to have been caused, directly or indirectly, by Eton, the CMO or any the manufacturing, storage or transportation processes or methods employed or to be employed at a manufacturing facility used by or on behalf of, Eton, the CMO, any Affiliate thereof, any (sub)contractor of Eton, or any of their respective employees or agents; (c) any defect in the Product, its design, manufacture, or other failure of the Product to comply with its respective specifications, applicable law (including cGMPs) or the other requirements of this Agreement, including any costs associated with a recall; (d) any negligent act or omission, recklessness, willful misconduct or fraud of Eton, its agents, or Affiliates; (e) any breach of any representation or warranty of this Agreement by Eton; or (f) Eton’s failure to fully conform to applicable laws which affect the Product, its use, or any part thereof.

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8.3           Procedure. A party seeking indemnification (the “Indemnitee”) shall promptly notify the other party (the “Indemnifying Party”) in writing of a claim, demand, action or proceeding; provided that an Indemnitee’s failure to give such notice or delay in giving such notice shall not affect such Indemnitee’s right to indemnification under this Section 8 except to the extent that the Indemnifying Party has been prejudiced by such failure or delay. The Indemnifying Party shall have the right to control the defense of all indemnification claims hereunder. The Indemnitee shall have the right to participate at its own expense in the claim, demand, action or proceeding with counsel of its own choosing. The Indemnifying Party shall consult with the Indemnitee in good faith with respect to all non-privileged aspects of the defense strategy. The Indemnitee shall cooperate with the Indemnifying Party as reasonably requested, at the Indemnitee’s sole cost and expense. The Indemnifying Party shall not settle any claim, demand, action or proceeding with respect to which without the Indemnitee’s prior written consent, which consent shall not be unreasonably withheld.

8.4           Offset. Any party may offset any amounts owing to another party under Section 8 against any amounts otherwise owing by such party to the other party hereunder without otherwise limiting any other rights or remedies available to such party.

8.5           Insurance. Eton shall obtain the following minimum insurance coverages during the Term and for five (5) years thereafter. Such insurance shall be obtained at Eton’s sole expense; provided, however, that the cost of the products liability insurance shall be deemed a product cost for purposes of calculating the Gross Profits. Eton shall provide a certificate of insurance evidencing such coverage to the other party upon request.

8.5.1           Eton shall obtain the following insurance coverages:

(a)          worker’s compensation insurance as required by applicable law;

(b)          product liability insurance with respect to the Product with a minimum of five million dollars ($5,000,000) per occurrence and five million dollars ($5,000,000) annual aggregate for bodily injury and property damage, with each of AL, SCS, and DCP, named as additional insureds; and

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(c)          commercial general liability insurance with a minimum of five million dollars ($5,000,000) per occurrence and five million dollars ($5,000,000) annual aggregate.

8.6           LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EXCEPT FOR THE OBLIGATIONS TO INDEMNIFY, DEFEND AND HOLD HARMLESS PURSUANT TO THIS SECTION 8 OR THE CONFIDENTIALITY OBLIGATIONS PURSUANT TO SECTION 9 , NO PARTY SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER FORESEEABLE OR NOT, ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF HIS OR ITS RIGHTS HEREUNDER, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

9.          Confidentiality.

9.1           Confidential Information. During the Term and for a period of five (5) years thereafter, each party shall maintain in confidence all information of the other party that is disclosed by the other party and identified as, or acknowledged to be, confidential at the time of disclosure (the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, affiliates, employees, permitted licensees, permitted assignees and agents, consultants, clinical investigators or contractors, to the extent such disclosure is reasonably necessary in connection with performing its obligations or exercising its rights under this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

9.2           Permitted Disclosures. The confidentiality obligations contained in Section 9.1 above shall not apply to the extent that (a) any receiving party (the “Recipient”) is required (i) to disclose information by law, regulation or order of a governmental agency or a court of competent jurisdiction, or (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that the Recipient shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other party hereunder; (iii) the disclosed information was disclosed to the Recipient on an unrestricted basis from a source unrelated to any party to this Agreement and not under a duty of confidentiality to the other party; or (iv) the disclosed information was independently developed by the Recipient without use of the Confidential Information disclosed by the other party.

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9.3           Terms of this Agreement. Except as otherwise provided in Section 9.2 above, neither party shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party.

9.4           Injunctive Relief. Each party acknowledges that it will be impossible to measure in money the damage to the other party if such party fails to comply with the obligations imposed by this Section 9, and that, in the event of any such failure, the other party may not have an adequate remedy at law or in damages. Accordingly, each party agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is an appropriate remedy for any such failure and shall not oppose the granting of such relief on the basis that the disclosing party has an adequate remedy at law. Each party agrees that it shall not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party seeking or obtaining such equitable relief.

10.         Term and Termination.

10.1         Term. The Agreement shall commence on the Effective Date and shall continue for a period of ten (10) years after First Commercial Sale of Product unless earlier terminated under Section 10.3 (the “Term”). The Term shall also include any renewal term pursuant to Section 10.2 below.

10.2         Renewal Term. This Agreement shall automatically renew for one five (5) year term unless Eton provides to AL, SCS, and DCP written notice of non-renewal at least ninety (90) days prior to the end of the then-current term.

10.3         Termination.

10.3.1           In the event of a material breach of this Agreement by either party, the non-breaching party may provide written notice of such breach to the breaching party, including a description of the breach, and indicating the non-breaching party’s intent to terminate this Agreement. The breaching party will have thirty (30) days from its receipt of such notice to cure the breach, provided the breach is capable of being cured within the thirty (30) day period. If the breaching party fails to cure the breach within such period, then unless otherwise agreed by the non-breaching party, this Agreement shall terminate on the date that is thirty (30) days following the breaching party’s receipt of the notice of breach from the non-breaching party. If the breach is not capable of being remedied within thirty (30) days, the Agreement terminates upon the written notice.

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10.3.2           Eton may terminate the Agreement upon ten (10) days written notice to AL regarding the rejection of the NDA from the FDA due to a breach by AL of any of its obligations or warranties hereunder, including AL’s (or any manufacturer’s, including CMO’s) failure to comply with cGMP, any delivery deadlines set forth in any schedule provided by Eton in writing, or otherwise comply with approved specifications for Product.

10.3.3           AL, SCS, and DCP may jointly terminate this Agreement upon 30 days notice if (A) Eton chooses not to launch product for solely commercial reasons for a period of more than three (3) months after the FDA has approved the NDA for the Product; or (B) beginning the first calendar year after the First Commercial Sale, annual Net Sales do not exceed $1,000,000. In lieu of termination; AL, SCS, and DCP may jointly eliminate the exclusivity of Eton’s license to the AL IP Rights granted pursuant to this Agreement, such that AL may thereafter grant one or more similar licenses to Third Parties.

10.3.4           AL may terminate this Agreement on written notice in the event any of the following occurs with respect to Eton: (a) Eton files a petition in bankruptcy or makes a general assignment for the benefit of creditors or otherwise acknowledges in writing insolvency, or is adjudged bankrupt, and Eton, (i) fails to assume this Agreement in any such bankruptcy proceeding within thirty (30) days after filing or (ii) assumes and assigns this Agreement to a Third Party; (b) Eton goes into or is placed in a process of complete liquidation; (c) a trustee or receiver is appointed for any substantial portion of Eton’s business and such trustee or receiver is not discharged within sixty (60) days after appointment; (d) any case or proceeding shall have been commenced or other action taken against Eton in bankruptcy or seeking liquidation, reorganization, dissolution, a winding-up arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or similar act or law of any jurisdiction now or hereafter in effect is not dismissed or converted into a voluntary proceeding governed by clause (a) above within sixty (60) days after filing; or (e) there shall have been issued a warrant of attachment, execution, distraint or similar process against any substantial part of the property of Eton and such event shall have continued for a period of sixty (60) days and none of the following has occurred: (i) it is dismissed, (ii) it is bonded in a manner reasonably satisfactory to AL, or (iii) it is discharged.

10.3.5           Eton has the option, but not the obligation, to terminate the Agreement upon ten (10) days written notice to AL at its sole discretion if one or more versions of the Product is approved by any party other than AL. AL would keep all manufacturing amounts paid by Eton.

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10.4         Effect of Termination or Expiration.

10.4.1           Upon termination of this Agreement pursuant to Section 10: (i) all licenses and rights granted under this Agreement to Eton and its Affiliates shall terminate and revert exclusively to AL; and (ii) Eton (and its Affiliates) shall immediately cease all development and Commercialization of Products.

10.4.2           Termination or expiration of this Agreement shall be without prejudice to any rights which shall have accrued to the benefit of any party prior to such termination or expiration. Without limiting the foregoing, Sections 3, 4, 6, 7, 8, 9, 10, and 11, shall survive any termination or expiration of this Agreement.

11.         Miscellaneous.

11.1         Relationship of Parties. The relationship among the parties with respect to this Agreement, is only that of independent contractors notwithstanding any activities set forth in this Agreement. No party is the agent or legal representative of any other party, and no party has the right or authority to bind any other party in any way. This Agreement creates no relationship as partners or a joint venture, and creates no pooling arrangement.

11.2         Governing Law and Resolution of Disputes.

11.2.1           This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma without reference to its conflict of laws principles.

11.2.2           Any and all disputes or claims arising or out of this Agreement shall be litigated exclusively before a court in Oklahoma City, Oklahoma. Each party hereto hereby irrevocably and unconditionally consents to the exclusive personal jurisdiction and service of, and venue of, any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim that any action, lawsuit or proceeding brought in any such court has been brought in an inconvenient forum. Any judgment issued by such a court may be enforced in any court having jurisdiction.

11.3         Assignment. No party shall assign its rights or obligations under this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction, (c) or, in the case of AL, SCS, or DCP, to one or more of its equity owners, or (d) in the case of any permitted assign that is an individual, to such Person’s heirs. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 11.3 shall be void.

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11.4         Counterparts. This Agreement may be executed in several counterparts that together shall be originals and constitute one and the same instrument.

11.5         Waiver. The failure of any party to enforce any of its rights hereunder or at law shall not be deemed a waiver of any of its rights or remedies against another party, unless such waiver is in writing and signed by the party to be charged. No such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature or any other breach or default by such other party. All rights and remedies conferred herein shall be cumulative and in addition to all of the rights and remedies available to each party at law, equity or otherwise.

11.6         Severability. If any provision of this Agreement, or part thereof, is declared by a court of competent jurisdiction to be invalid, void or unenforceable, each and every other provision, or part thereof, shall nevertheless continue in full force and effect.

11.7         Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by a party to the other party shall be in writing, delivered by any lawful means to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to AL:	For Overnight Delivery:
AL Pharma, Inc
7301 Broadway Extension, Suite 110
Oklahoma City, Oklahoma 73116
Attention: Warren Johnson

All Other Notices:
AL Pharma, Inc
P.O. Box 18815
Oklahoma City, Oklahoma 73154
Attention: Warren Johnson
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If to SCS:	For Overnight Delivery:
SCS National, LLC
2400 NW 55th Street
Oklahoma City, Oklahoma 73112
Attention: Stan Cunningham

All Other Notices:
SCS National, LLC
P.O. Box 54606
Oklahoma City, Oklahoma 73154
Attention: Stan Cunningham

If to DCP:	Dry Creek Project, LLC
5105 108th Ave, SE
Noble, OK 73068
Attention: John Hofstetter

If to Eton:	Eton Pharmaceuticals, Inc.
21925 Field Pkwy, Suite 235
Deer Park, Illinois 60010
Attention: Chief Executive Officer

11.8         Further Assurances. The parties agree to execute such additional documents and perform such acts as are reasonably necessary to effectuate the intent of this Agreement.

11.9         Compliance With Laws. Each party agrees to comply with (and Eton shall ensure the compliance of CMO with) all Applicable Laws, including GDUFA or PDUFA, cGMPs and state licensing laws, in its performance under this Agreement.

11.10         Entire Agreement. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements regarding the subject matter hereof, whether oral or written. This Agreement shall be modified or amended only by a writing specifically referring to this Agreement signed by each of Eton, AL, SCS, and DCP.

11.11         Force Majeure. Neither Party shall be liable for delays in its performance caused by events beyond its control, such as fires, floods, labor shortages, strikes, epidemics, computer virus, earthquakes, riots, acts of terror, acts of God, storms, acts of civil or military authority or similar occurrences, provided the affected party gives the other party written notice of such event within three (3) business days of its occurrence. Such notice shall state the estimated duration of such event and the cause thereof and the affected party shall use commercially reasonable efforts to work around such event beyond its control.

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11.12         Headings and Construction. No rule of construction shall be applied to the disadvantage of a party because that party was responsible for the preparation of this Agreement or any part of this Agreement. The Article and Section headings in this Agreement are for convenient reference only, and shall be given no substantive or interpretive effect. With respect to all terms used in this Agreement, words used in the singular include the plural and words used in the plural include the singular. The word ‘including’ means including without limitation, and the words ‘herein’, ‘hereby’, ‘hereto’ and ‘hereunder’ refer to this Agreement as a whole. Unless the context otherwise requires, references found in this Agreement: (i) to Articles and Sections mean the Articles and Sections of this Agreement, as amended, supplemented and modified from time to time; (ii) to an agreement, instrument or other document means such agreement; (iii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time, to the extent provided by the provisions thereof and by this Agreement; and (iv) to a statute or a regulation mean such statute or regulation as amended from time to time.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, each party has caused a duly authorized representative to execute this Agreement as of the Effective Date.

AL PHARMA, INC By: /s/ Warren Johnson Name: Warren Johnson Title: Vice President

SCS NATIONAL, LLC By: /s/ Stanley W. Cunningham Name: Stanley W. Cunningham Title: President

DRY CREEK PROJECT, LLC By: /s/ John Hofstetter, D.Ph. Name: John Hofstetter, D.Ph. Title: President

ETON PHARMACEUTICALS, INC. By: /s/ Sean Brynjelsen Name: Sean Brynjelsen Title: CEO

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